Exhibit 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Garden State Cablevision L.P.:

We have audited the accompanying balance sheets of Garden State Cablevision L.P. (a Delaware Limited Partnership) as of December 31, 1994 and 1993, and the related statements of operations, partners' (deficit) capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden State Cablevision L.P. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 9, the Partnership is subject to regulations under the Cable Television Consumer Protection and Competition Act of 1992 and is currently seeking to justify its existing rates on the basis of cost-of-service showings with the regulatory authorities. No provision for any liabilities that may result from the outcome of this matter have been made in the accompanying financial statements as the impact, if any, is uncertain and indeterminable at this time.


ARTHUR ANDERSEN LLP

Philadelphia, PA.,
February 6, 1995